EXHIBIT 23

INDEPENDENT AUDITORS CONSENT

The Board of Directors
The Southern Banc Company, Inc.

We consent to the incorporation by reference in the registration statement No. 333-3546 on Form S-8 of The Southern Banc Company, Inc. of our report dated August 2, 2002 with respect to the consolidated statement of financial condition of The Southern Banc Company, Inc. as of June 30, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the June 30, 2002 annual report on Form 10-KSB of The Southern Banc Company, Inc.

/s/    KPMG LLP

Birmingham, Alabama
September 24, 2002